Filed Pursuant to Rule 424(b)(2)
Registration No. 333-236429

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price	Proposed maximum aggregate offering price	Amount of registration fee(1)(2)
2.400% Senior Notes due 2030	$400,000,000	99.859%	$399,436,000	$51,846.80
Total	—	—	—	$51,846.80

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-236429) in accordance with Rules 456(b) and 457(r) under the Securities Act.

Prospectus Supplement

(To Prospectus dated February 14, 2020)

$400,000,000

Kemper Corporation

2.400% Senior Notes due 2030

We are offering $400,000,000 aggregate principal amount of our 2.400% Senior Notes due 2030, or the “notes.” We will pay interest semi-annually in arrears on the notes on March 30 and September 30 of each year, beginning on March 30, 2021. We may redeem the notes at any time prior to maturity, in whole or in part, at the applicable redemption price described in this prospectus supplement.

The notes will be unsecured and will be equal in right of payment with all of our other existing and future unsecured and unsubordinated debt, including our credit facilities and our existing 4.350% Senior Notes due 2025 (the “2025 notes”). The notes will be issued only in registered book-entry form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on September 30, 2030.

The notes are a new issuance of securities with no established trading market. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, each of which is incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Kemper Corporation(1)
Per Note	99.859%	0.650%	99.209%
Total	$399,436,000	$2,600,000	$396,836,000

(1)	Plus accrued interest from September 29, 2020, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York on or about September 29, 2020.

Joint Bookrunners

BofA Securities	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

Co-Managers

BMO Capital Markets	Citigroup	US Bancorp

JMP Securities	Piper Sandler	Raymond James	UBS Investment Bank

The date of this prospectus supplement is September 22, 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or “Kemper” refer to Kemper Corporation. In “Cautionary Note Regarding Forward-Looking Statements,” such terms refer to Kemper Corporation and its subsidiaries.

This prospectus supplement describes the terms of the notes we are offering and certain other matters relating to us and our financial condition. The accompanying prospectus provides you with a general description of the securities we may offer from time to time, some of which may not apply to the notes offered hereby. This prospectus supplement may also add, update or change information contained in the accompanying prospectus.

You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. Neither we nor the underwriters take any responsibility for, nor can we provide any assurance as to the reliability of, any different or additional information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate on any date other than the date on the front cover of such document (or any earlier date of any such information as may be stated therein) or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement or the accompanying prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in such documents or in our affairs since the date of this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Information that we file with the Securities and Exchange Commission, or the SEC, subsequent to the date on the cover of this prospectus supplement, and prior to the completion of the offering of the notes, will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and other terms of similar meaning. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, we caution readers not to place undue reliance on such statements, which speak only as of, and which we base on current expectations and the current economic environment as of, the date on which such statements are made. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining our actual future results and financial condition.

In addition to the factors discussed under Item 1A., Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by Item 1A., Risk Factors, in Part II – Other Information of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, the reader should consider the following list of general factors that, among others, could cause our actual results and financial condition to differ materially from estimated results and financial condition:

Factors related to the legal and regulatory environment in which the Company operates

•

Evolving policies, practices and interpretations by regulators and courts that increase operating costs and potential liabilities, particularly any that involve retroactive application of new requirements, including, but not limited to, state initiatives related to unclaimed property laws or claims handling practices with respect to life insurance policies and the proactive use of death verification databases, and developments related to the novel coronavirus COVID-19 (“COVID-19”);

•	Adverse outcomes in litigation or other legal or regulatory proceedings involving Kemper or its subsidiaries or affiliates;

•	Governmental actions, including, but not limited to, implementation of new laws and regulations, and court decisions interpreting existing and future laws and regulations or policy provisions;

•

Uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, dividends from insurance subsidiaries, acquisitions of businesses and other matters within the purview of state insurance regulators;

•	Increased costs and initiatives required to address new legal and regulatory requirements and developments related to cybersecurity, privacy and data governance;

Factors relating to insurance claims and related reserves in the Company’s insurance business

•

The incidence, frequency and severity of catastrophes occurring in any particular reporting period or geographic area, including natural disasters, pandemics (including COVID-19) and terrorist attacks or other man-made events;

S-iii

•	The frequency and severity of insurance claims (including those associated with catastrophe losses and pandemics);

•

Changes in facts and circumstances affecting assumptions used in determining loss and loss adjustment expenses (“LAE”) reserves, including, but not limited to, the frequency and severity of insurance claims, changes in claims handling procedures and closure patterns, development patterns and the impacts of COVID-19;

•

The impact of inflation on insurance claims, including, but not limited to, the effects on personal injury claims of increasing medical costs and the effects on property claims attributed to scarcity of resources available to rebuild damaged structures, including labor and materials and the amount of salvage value recovered for damaged property;

•

Developments related to insurance policy claims and coverage issues, including, but not limited to, interpretations, pronouncements or decisions by courts or regulators that may govern or influence losses incurred in connection with hurricanes and other catastrophes, including COVID-19;

•	Orders, interpretations or other actions by regulators that impact the reporting, adjustment and payment of claims;

•	Changes in the pricing or availability of reinsurance, or in the financial condition of reinsurers and amounts recoverable therefrom;

Factors relating to the Company’s ability to compete

•

Changes in the ratings of Kemper and/or its insurance company subsidiaries by rating agencies with regard to credit, financial strength, claims paying ability and other areas on which the Company is rated;

•

The level of success and costs incurred in realizing or maintaining economies of scale, integrating acquired businesses and implementing significant business initiatives and the timing of the occurrence or completion of such events, including, but not limited to, those related to expense and claims savings, consolidations, reorganizations and technology;

•	Absolute and relative performance of the Company’s products and services, including, but not limited to, the level of success achieved in designing and introducing new insurance products and services;

•

Potential difficulties with technology, data and network security (including as a result of cyber-attacks), outsourcing relationships or cloud-based technology could negatively impact the Company’s ability to conduct business. This risk is heightened in the current environment where a vast majority of the Company’s employees have shifted to a work from home arrangement;

•

The ability of the Company to maintain the availability and required performance of critical systems and manage technology initiatives cost-effectively to address insurance industry developments and regulatory requirements;

•

Heightened competition, including, with respect to pricing, consolidations of existing competitors or entry of new competitors and alternate distribution channels, introduction of new technologies, use and enhancements of telematics, refinements of existing products and development of new products by current or future competitors;

•

Expected benefits and synergies from mergers, acquisitions and/or divestitures that may not be realized to the extent anticipated, within expected time frames or at all, due to a number of factors including, but not limited to, the loss of key agents/brokers, customers or employees, increased costs, fees, expenses and related charges and delays caused by unanticipated developments or factors outside of the Company’s control;

•	The successful formulation and execution of the Company’s plan with regard to corporate strategy and significant operational changes;

S-iv

Factors relating to the business environment in which the Company operates

•

Changes in general economic conditions, including those related to, without limitation, performance of financial markets, interest rates, inflation, unemployment rates, significant global events such as the global pandemic related to COVID-19, and fluctuating values of particular investments held by the Company;

•	Absolute and relative performance of investments held by the Company;

•	Changes in insurance industry trends and significant industry developments;

•	Changes in consumer trends, including changes in number of miles driven by automobile insurance policyholders, and significant consumer or product developments;

•	Changes in capital requirements, including the calculations thereof, used by regulators and rating agencies;

•	Changes related to the expectation that London Interbank Offered Rate (“LIBOR”) reference rates will no longer be available after 2021;

•	Regulatory, accounting or tax changes that may affect the cost of, or demand for, the Company’s products or services or after-tax returns from the Company’s investments;

•

The impact of required participation in state windpools and joint underwriting associations, residual market assessments and assessments for insurance industry insolvencies including the impact of COVID-19;

•	Changes in distribution channels, methods or costs resulting from changes in laws or regulations, legal proceedings, or market forces;

•

Increased costs and risks related to cybersecurity that could materially affect the Company’s operations, including, but not limited to, data breaches, cyber-incidents, virus or malware attacks or other system hazards or infiltrations affecting system integrity, availability and performance, and actions taken to minimize and remediate the risks thereof; and

•	Other risks and uncertainties described from time to time in Kemper’s filings with the SEC.

We cannot provide any assurances that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable or that future events or developments will not cause such statements to be inaccurate including impacts related to COVID-19. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus are qualified in their entirety by this cautionary statement. We assume no obligation to correct or update any forward-looking statements publicly for any changes in events or circumstances or in our expectations or results.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference herein.

Kemper Corporation

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The Kemper family of companies is one of the nation’s leading specialized insurers and is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. At June 30, 2020, Kemper had approximately $13.5 billion in assets, served approximately 6.4 million policies, was represented by approximately 30,000 agents and brokers, and had approximately 9,200 associates dedicated to meeting the ever-changing needs of its customers.

Summary of the Offering

The summary below sets forth some of the principal terms of the notes. Please read the “Description of Notes” section of this prospectus supplement for a more detailed description of the terms and conditions of the notes.

Issuer	Kemper Corporation

Securities Offered	$400,000,000 aggregate principal amount of 2.400% Senior Notes due 2030.

Maturity	The notes will mature on September 30, 2030.

Interest	The notes will bear interest at an annual rate of 2.400%. We will pay interest on the notes semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2021.

Record Date	We will make interest payments on the notes to the record holders of the notes at the close of business on the immediately preceding March 15 or September 15, as applicable, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Optional Redemption

Prior to June 30, 2030 (three months prior to the maturity date (such date, the “par call date”)), we may redeem the notes, in whole at any time or in part from time to time, at our option at a redemption price equal to accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date plus the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 30 basis points. On or after the par call date, we may redeem the notes, in whole at any time or in part from time to time, at our option at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

Ranking	The notes are unsecured and will be equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, including our credit facilities and our 2025 notes.

Form and Denomination	The notes will be issued as book-entry notes in the form of one or more registered global securities deposited with a custodian for The Depository Trust Company. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Events of Default	Events of default include failure to pay principal or any premium, failure to pay interest, and events of bankruptcy, insolvency or reorganization. See “Description of Notes—Events of Default.”

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses. See “Use of Proceeds” in this prospectus supplement.

Trustee	U.S. Bank National Association

Governing Law	State of New York

Risk Factors	Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Summary Consolidated Financial Information

The following tables set forth summary consolidated financial information concerning Kemper and its subsidiaries as of, and for the years ended, December 31, 2019, 2018 and 2017 and as of, and for the six months ended, June 30, 2020 and 2019. The summary consolidated financial information as of and for the years ended December 31, 2019, 2018 and 2017 has been derived from our audited annual consolidated financial statements. The summary consolidated financial information as of and for the six months ended June 30, 2020 and 2019 has been derived from our unaudited interim consolidated financial statements and includes all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. The interim consolidated results of operations are not necessarily indicative of the results for the full year. You should refer to the consolidated financial statements, including the notes thereto, and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Years Ended December 31,
(Dollars in Millions, Except Per Share Amounts)	2020	2019	2019	2018	2017
	(unaudited)
Consolidated Statements of Income Data:
REVENUES
Earned Premiums	$2,251.7	$2,191.4	$4,472.4	$3,384.4	$2,350.0
Net Investment Income	153.4	178.7	364.3	340.9	327.2
Other Income	91.8	24.6	35.5	42.2	4.0
Income (Loss) from Change in Fair value of Equity and Convertible Securities	(46.2)	89.9	138.9	(64.3)	—
Net Realized Gains on Sales of Investments	28.2	37.4	41.9	26.4	56.5
Impairment Losses(1)	(19.0)	(10.3)	(13.8)	(4.5)	(14.3)

Total Revenues	2,459.9	2,511.7	5,039.2	3,725.1	2,723.4

EXPENSES
Policyholders’ Benefits and Incurred Losses and Loss Adjustment Expenses	1,582.7	1,590.8	3,188.3	2,466.5	1,837.4
Insurance Expenses	544.3	498.3	1,019.7	900.5	644.3
Loss from Early Extinguishment of Debt	—	—	5.8	—	—
Interest and Other Expenses	95.5	79.4	163.8	159.0	80.6

Total Expenses	2,222.5	2,168.5	4,377.6	3,526.0	2,562.3

Income from Continuing Operations before Income Taxes	237.4	343.2	661.6	199.1	161.1
Income Tax Expense	(47.3)	(65.8)	(130.5)	(10.7)	(41.2)

Income from Continuing Operations	190.1	277.4	531.1	188.4	119.9
Income from Discontinued Operations	—	—	—	1.7	1.0

Net Income	$190.1	$277.4	$531.1	$190.1	$120.9

(1)

During the 2020 fiscal year, we adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaced the existing incurred loss impairment model with an expected credit loss impairment model. Prior period amounts have not been adjusted and continue to be reported in accordance with the previous accounting guidance. Accordingly, values for “Impairment Losses” for years ended December 31, 2019, 2018 and 2017 reflect values reported as “Net Impairment Losses Recognized in Earnings” in our Annual Report on Form 10-K for the year ended December 31, 2019 and values for “Impairment Losses” for the six months ended June 30, 2019 reflect values reported as “Net Impairment Losses Recognized in Earnings” in our Quarterly Report on Form 10-Q for the period ended June 30, 2019.

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
Income from Continuing Operations Per Unrestricted Share:
Basic	$2.88	$4.25	$8.04	$3.22	$2.32

Diluted	$2.85	$4.20	$7.96	$3.19	$2.31

Net Income Per Unrestricted Share:
Basic	$2.88	$4.25	$8.04	$3.25	$2.34

Diluted	$2.85	$4.20	$7.96	$3.22	$2.33

Dividends Paid to Shareholders Per Share	$0.60	$0.50	$1.03	$0.96	$0.96

	June 30,	December 31,
(Dollars in Millions)	2020	2019	2018	2017
	(unaudited)
Consolidated Balance Sheets Data:
Total Assets	$13,489.4	$12,989.1	$11,544.9	$8,376.2
Total Liabilities	9,301.5	9,016.8	8,494.8	6,260.6
Total Shareholders’ Equity	4,187.9	3,972.3	3,050.1	2,115.6

RISK FACTORS

An investment in the notes involves risks. Before deciding to invest in the notes, you should carefully consider the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, each of which is incorporated by reference into this prospectus supplement, the disclosure under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the following discussion of risks. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

Risks Related to the Notes and this Offering

The indenture will not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued will not place any limitation on the amount of secured or unsecured debt, including senior indebtedness, that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

Kemper relies on receiving dividends from its subsidiaries to service its debt.

As a holding company, Kemper depends on the dividend income that it receives from its subsidiaries as the primary source of funds to pay interest and principal on its outstanding debt obligations. Kemper’s insurance subsidiaries are subject to significant regulatory restrictions under state insurance laws and regulations that limit their ability to declare and pay dividends. These laws and regulations impose minimum solvency and liquidity requirements on dividends between affiliated companies and require prior notice to, and may require approval from, state insurance regulators before dividends can be paid. In addition, third-party rating agencies monitor statutory capital and surplus levels for capital adequacy. Even though a dividend may be payable without regulatory approval, an insurance subsidiary may forgo paying a dividend to Kemper and retain the capital in its insurance subsidiaries to maintain or improve the ratings of Kemper’s insurance subsidiaries, or to offset increases in required capital from increases in premium volume or investment risk. The inability of one or more of Kemper’s insurance subsidiaries to pay sufficient dividends to Kemper may materially affect Kemper’s ability to pay its debt obligations on time.

The notes will be effectively subordinated to any secured obligations that we may have outstanding and to the obligations of our subsidiaries.

Although our 2025 notes are, and the notes will be, unsubordinated obligations, they will be effectively subordinated to any secured obligations that we may have, to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us so that we can do so. As a result, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including Infinity Property and Casualty Corporation’s 5.000% Senior Notes due 2022 (the “2022 notes”), which we guarantee. As of June 30, 2020, our subsidiaries had $279.1 million of outstanding indebtedness, represented by the 2022 notes, that would be effectively senior to the notes. Our guarantee of the 2022 notes will be equal in right of payment with the notes.

There may be no active secondary trading market for the notes.

The notes are a new issuance of securities with no established trading market and the notes will not be listed on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of this offering, they are not obligated to do so and may discontinue any market-making activity with respect to the notes at any time without notice. Any active secondary trading market for the notes may not develop and, if one does develop, it may not be sustained or provide any significant liquidity. If an active trading market for the notes does not develop, the notes may be more likely to trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. As a result, if you decide to resell your notes there may be few, if any, potential buyers, which may in turn adversely affect the price you receive for your notes or limit your ability to resell your notes.

The notes will not have the benefit of certain contractual protections found in other debt securities.

The notes and the indenture will not protect you in the event of a highly leveraged transaction or a credit downgrade. The indenture will not contain any financial covenants and will not restrict us from paying dividends to the holders of our common stock. In addition, we will not be restricted under the indenture from granting security interests over our assets.

We may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that we believe will maximize equity returns of our shareholders but may involve risks to holders of the notes.

From time to time, we consider opportunities for acquisitions of businesses or other assets and other strategic transactions. These transactions may involve risks, such as risks of integration of acquired businesses and loss of cash flows and market positions of disposed businesses. In addition, if our business performs according to our financial plan, the indenture governing the notes will allow us substantial flexibility to pay dividends on, or make significant repurchases of, our common stock. These transactions will be subject to the discretion of our board of directors. There can be no assurance that we will effect any of these transactions, but, if we do, risks to the holders of the notes may be increased, possibly materially.

The notes may be redeemed prior to maturity and such redemption may adversely affect your return on the notes.

We have the option to redeem the notes at any time prior to maturity, in whole or in part, at the applicable redemption prices described under “Description of Notes—Optional Redemption of the Notes.” If we choose to exercise this option, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The market price for the notes depends on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	the existence of an active secondary trading market for the notes;

•	our operating results, financial condition, financial performance and future prospects; and

•	economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we or our subsidiaries are doing business and the financial markets generally.

The price of the notes may be adversely affected by unfavorable changes in these or other factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Credit rating agencies continually review their ratings for the companies that they follow, including us, and their ratings of us are based on numerous factors, including, among other things, financial strength and including factors not entirely within our control, such as conditions affecting, or the rating agencies’ views of, the financial services industry or the insurance industry generally. For example, the credit rating agencies also evaluate the insurance industry as a whole and may change our credit ratings based on their overall views of our industry.

Any negative change in our ratings or any perceived decrease in our creditworthiness could have an adverse effect on the price of the notes.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit or enhance our liquidity or ability to service our indebtedness.

We intend to use the net proceeds of this offering for general corporate purposes. Accordingly, we will retain broad discretion over the use of the net proceeds of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits or enhance our liquidity or ability to service our indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes in this offering will be approximately $395.6 million after deducting the underwriting discount and our estimated expenses related to this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses.

CAPITALIZATION

The table below shows our consolidated cash and capitalization on an actual basis as of June 30, 2020. The table also shows our consolidated capitalization on an “as adjusted” basis after giving effect to the issuance and sale of the notes in this offering.

You should refer to the consolidated financial statements, including the notes thereto, in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of June 30, 2020
(Dollars in Millions, Except Per Share Amounts)	Actual	As Adjusted
Cash	$389.3	$784.9

Debt:
Term Loan due July 5, 2023(1)	$49.9	$49.9
5.000% Senior Notes due September 19, 2022(1)	279.1	279.1
4.350% Senior Notes due February 15, 2025(1)	448.7	448.7
2.400% Senior Notes due September 30, 2030(1)	—	395.6
Borrowings Credit Facility	—	—

Total Debt	777.7	1,173.3

Shareholders’ Equity:
Common Stock, $0.10 Par Value, 100 Million Shares Authorized; 65,282,157 Shares Issued and Outstanding at June 30, 2020	6.5	6.5
Paid-in Capital	1,792.5	1,792.5
Retained Earnings	1,891.6	1,891.6
Accumulated Other Comprehensive Income	497.3	497.3

Total Shareholders’ Equity	4,187.9	4,187.9

Total Debt and Shareholders’ Equity	$4,965.6	$5,361.2

(1)	Aggregate principal amount, net of unamortized issuance expenses.

DESCRIPTION OF NOTES

Set forth below is a description of the terms of the notes. This description supplements, and should be read together with, the disclosure in the accompanying prospectus under the caption “Description of Debt Securities.” Any information regarding the notes contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will supersede any inconsistent information in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture and the first supplemental indenture, which we refer to collectively as the “Indenture,” between Kemper Corporation, as issuer, and U.S. Bank National Association as trustee, which we refer to as the “Trustee,” pursuant to which the notes will be issued. As used in this “Description of Notes” section, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to Kemper Corporation.

General

The notes will be issued under the Indenture and will initially be limited in aggregate principal amount to $400,000,000. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Payments of principal of, and interest on, the notes will be made in U.S. dollars. The provisions of the Indenture pertaining to unclaimed moneys will apply to the notes. The notes will not be entitled to the benefit of any sinking fund.

We may, without notice to or consent of the holders of the notes, re-open and issue additional 2.400% Senior Notes due 2030, equal in right of payment with and having the same interest rate, maturity date and other terms as the notes being offered by this prospectus supplement, provided that if the additional notes are not fungible for United States federal income tax purposes with the notes being offered by this prospectus supplement, the additional notes will have a separate CUSIP number. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of debt securities under the Indenture. The notes and the Indenture do not place any limitation on the amount of debt that may be incurred by us.

Maturity

The notes will mature on September 30, 2030.

Interest

Interest on the notes will accrue at an annual rate equal to the rate indicated on the cover of this prospectus supplement, and will be payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2021, each of which dates we refer to as an interest payment date, to the record holders of the notes at the close of business on the immediately preceding March 15 or September 15, as applicable, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Interest not paid on any payment date will accrue and compound semi-annually at a rate per year equal to the rate of interest on the notes until paid. References to “interest” include interest accruing on the notes, payments, other unpaid amounts and compounded interest, as applicable.

Optional Redemption of the Notes

Prior to June 30, 2030 (three months prior to the maturity date (the “par call date”)), we may redeem the notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, the redemption date plus the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the par call date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

On or after the par call date, we may redeem the notes, in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities maturing on June 30, 2030.

“Independent Investment Banker” means one of BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, and their successors, appointed by us or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Comparable Treasury Price” means with respect to any date of redemption for the notes (1) the average of four Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of (i) BofA Securities, Inc., (ii) J.P. Morgan Securities LLC, and its successors, (iii) Morgan Stanley & Co. LLC, (iv) Wells Fargo Securities, LLC and (v) two other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), specified by us; provided that if any of the foregoing or any Primary Treasury Dealer specified by us shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such date of redemption.

Notice of any optional redemption of any notes will be given to registered holders of the notes to be redeemed or, if the notes are represented by one or more global security certificates, sent in accordance with the procedures of the depositary not more than 90 nor less than 30 days prior to the date fixed for redemption, except that a notice of redemption may be given more than 90 days prior to the date fixed for redemption if the notice is issued in connection with the satisfaction and discharge of the Indenture with respect to the notes as described under “—Satisfaction and Discharge.” A notice of redemption and the redemption to which it relates may, at our option and discretion, be subject to the satisfaction of any conditions precedent contained in such notice of redemption. If less than all of the notes are to be redeemed, and such notes are at the time represented by one or more global security certificates, then the notes to be redeemed will be selected in accordance with the procedures of the depositary. If less than all of the notes are to be redeemed, and such notes are not represented by one or more global security certificates, then the Trustee will select the particular notes to be redeemed by lot or in such other manner as shall be appropriate. In any case, the principal amount of a note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

On and after the date of redemption, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption amount.

Restrictions on Mergers, Consolidations and Sales of Substantially all Assets

The Indenture provides that we may not merge with or into or consolidate with any other Person, or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other Person other than a Wholly Owned Subsidiary of ours, unless:

•

we are the surviving corporation or the Person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (the “successor Person”), if other than us, assumes our obligations in the notes and under the Indenture; and

•	after giving effect to such transaction, no default under the Indenture has occurred or is continuing.

The successor Person will be the successor to us, and will be substituted for and may exercise every right and power and become the obligor on the notes, but, in the case of a lease of all or substantially all of our properties and assets, we will not be released from our obligations under the Indenture and the notes.

Notwithstanding the foregoing, we need not comply with the provision described in the second bullet point of the immediately preceding paragraph in connection with (i) any merger of us with or into, or any consolidation of us with, any Wholly Owned Subsidiary of ours or (ii) any merger of us with or into, or any consolidation of us with, an affiliate of ours solely for the purpose of our reincorporating or reorganizing in another jurisdiction.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Wholly Owned Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which 100% of the total voting power of shares (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Wholly Owned Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Wholly Owned Subsidiaries of that Person (or any combination thereof).

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Events of Default

The following events will constitute an event of default with respect to the notes under the Indenture:

•	a default in payment of principal of, or any premium on, the notes when due;

•	a default for 30 days in payment of any interest on the notes when due;

•

there occurs with respect to any indebtedness of the Company or any of its subsidiaries having an outstanding principal amount of $75,000,000 or more in the aggregate for all such indebtedness of all such persons (i) an event of default that results in such indebtedness being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period; or

•

the Company fails to observe or perform any other of its covenants or agreements contained in the Indenture for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default”, has been given to the Company by the Trustee, by registered or certified mail, or to the Company and the Trustee by the holders of at least 25% in principal amount of the notes outstanding; or

•	specified events of our bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately by a notice in writing to us, and to the Trustee if given by holders. If an event of default occurs because of specified events of our bankruptcy, insolvency or reorganization, the principal amount of all the notes will be automatically accelerated, without any action by the Trustee or any holder thereof.

A holder of the notes will only have the right to institute a proceeding under the Indenture or to seek other remedies with respect to an event of default if:

•	the holder has given written notice to the Trustee of an event of default;

•	the holders of not less than 25% in principal amount of the outstanding notes have requested the Trustee in writing to take action in respect of the matter complained of;

•	these holders have offered security and indemnity satisfactory to the Trustee against the costs, claims, expenses and liabilities to be incurred therein or thereby;

•	the Trustee does not institute a proceeding within 60 days; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes.

We will annually file statements with the Trustee regarding our compliance with the covenants in the Indenture. The Trustee will give the holders of the notes notice within 90 days of the occurrence of a default actually known to the Trustee.

Modification of Indenture and Notes

With certain exceptions, the Indenture and the notes may be modified or amended with the consent of the holders of not less than a majority in principal amount of the notes affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each note affected, which would:

•	change the stated maturity of the principal of the notes;

•	reduce the principal amount on the notes or the rate of interest thereon or any premium payable upon the redemption of the notes;

•	change any place of payment where, or the coin or currency in which, any note or the interest or any premium thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date);

•

reduce the percentage in principal amount of the notes, the consent of holders of which is required to modify or amend the Indenture or the notes, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the Indenture or certain defaults therein and their consequences provided in the Indenture;

•

modify any of the provisions described under “—Modification of Indenture and Notes” or provisions under the Indenture relating to waivers of defaults and waivers of compliance with certain provisions of the Indenture, except to increase the percentage in principal amount of holders required under any such provision or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; or

•	modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Without the consent of any holders of the notes, we and the Trustee may modify or amend the Indenture or the notes for, among other things, any of the following purposes:

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us in the Indenture;

•	to add events of default;

•

to add to, change or eliminate any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal on the notes, provided that any such action shall not adversely affect the interests of the holders of notes in any material respect;

•	to evidence the succession of another person to us in compliance with the Indenture and the assumption by any such successor of the covenants in the Indenture and in the notes;

•

to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the notes in compliance with the Indenture and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•	to secure the notes;

•

to cure any ambiguity or to correct or supplement any provision of the Indenture or the notes which may be defective or inconsistent with any other provision of the Indenture or the notes or to conform the terms of the Indenture that are applicable to the notes to the description of the terms of the notes in this prospectus supplement;

•	to add to or change or eliminate any provision of the Indenture or the notes as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

•	to add guarantors or co-obligors with respect to the notes;

•	to make any change that does not adversely affect in any material respect the rights of the holders of the notes;

•

to provide for the issuance of the notes in uncertificated form or to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of the notes in uncertificated form;

•	to comply with the requirements of any applicable securities depositary;

•

to supplement any of the provisions of the Indenture or the notes to such extent as necessary to permit or facilitate the defeasance and discharge of the notes, provided that any such action shall not adversely affect in any material respect the interests of the holders of the notes; or

•	to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or the notes or to add to the rights of holders of the notes.

Defeasance and Covenant Defeasance

We may elect either to:

•	be discharged from our obligations with respect to the notes (except as otherwise provided in the Indenture) (“discharge”) or

•	be released from our obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”),

upon the irrevocable deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money (or a combination of money and United States government obligations) in an amount sufficient, based on a certificate, report or opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants, without reinvestment, to pay the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be. As a condition to discharge or covenant defeasance, among others, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such discharge or covenant defeasance had not occurred. In the case of a discharge, such opinion of counsel must refer to or be based on a ruling of the IRS or applicable court to that effect or a change in applicable United States federal income tax law occurring after the original issue date of the notes. We may exercise our discharge option with respect to the notes notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our covenant defeasance option, payment of the notes may not thereafter be accelerated by reference to any covenant from which we are released as described in the second bullet point in the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

Upon our written order to the Trustee, the Indenture will cease to be of further effect with respect to the notes (except as to any surviving rights of registration of transfer or exchange of the notes expressly provided for in the Indenture and rights to receive payments of principal of and premium, if any, and interest on the notes), and the Trustee will execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the notes, when:

•	either

•

all of the notes theretofore authenticated and delivered (other than (A) notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and (B) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

•	all of the notes not theretofore delivered to the Trustee for cancellation,

(A) have become due and payable, or

(B) will become due and payable at their stated maturity within one year, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee,

and we, in the case of (A), (B) or (C) above, have irrevocably deposited or caused to be irrevocably deposited with the Trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the notes for principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the notes; and

•

we have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the notes have been complied with.

Transfer

No service charge will be made for any registration of transfer or exchange of notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking S.A. (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among DTC Participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and DTC Participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

We will issue certificated notes to each person that the depositary identifies as the beneficial owner of the notes represented by a global security certificate upon surrender by the depositary of the global security certificate if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security certificate or ceases to be a clearing agency registered under the Exchange Act;

•	an event of default under the notes has occurred and is continuing; or

•	we determine not to have the notes represented by a global security certificate.

Neither we nor the Trustee will be liable for any delay by the depositary or its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these global security certificates for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the Indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities. Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

About the Trustee

U.S. Bank National Association is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Indenture at the request of any holder of the notes unless the holder offers the Trustee indemnity reasonably satisfactory to it against the costs, claims, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates. U.S. Bank National Association is a lender under our revolving credit agreement.

The Trustee may resign or be removed with respect to one or more series of debt securities under the Indenture, and a successor trustee may be appointed to act with respect to such series.

Applicable Law

The notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and Paying Agent

We will pay principal of, and premium, if any, and interest on, the notes at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or, in accordance with customary arrangements, by wire transfer to an account designated by the registered holder.

Subject to applicable abandoned property law, any money deposited with the Trustee or any paying agent for the payment of the principal of and premium, if any, or interest on a note which remains unclaimed at the end of two years after such principal and premium, if any, or interest has become due and payable will be repaid to us, and the holder of the note may then look only to us for payment.

The Trustee will act as paying agent for the notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes to non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as expatriates, tax-exempt organizations, dealers in securities, traders in securities that have elected the mark-to-market method of accounting for securities purposes, insurance companies, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, regulated investment companies, persons owning (directly or indirectly) 10% or more of our ordinary shares or persons that are, or hold their notes through, partnerships or other pass-through entities) or to persons that hold the notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

Holders should consult their tax advisors as to the particular U.S. federal income tax consequences to them of owning and disposing of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

A “non-U.S. holder” means any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a “U.S. holder.” For purposes of this discussion, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Stated interest. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (1) the interest is not effectively connected with a U.S. trade or business (and, in the case of certain tax treaties, is not attributable to a permanent establishment or fixed base within the United States); and (2) the non-U.S. holder satisfies the following requirements:

(1) the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2) the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

(3) the non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

(4) the non-U.S. holder certifies, under penalties of perjury, to its non-U.S. status and that no withholding is required under “FATCA” (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, where required by an applicable treaty, attributable to a permanent establishment or fixed base within the U.S. (generally, by providing an IRS Form W-8ECI). To the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E, if applicable).

Disposition. A non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

(1) the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2) in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Certain withholding rules. Under certain provisions of the Code referred to as “FATCA,” withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of the notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any

“substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes (including any interest in a note) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises authority or control over the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation, direct or indirect, with respect to the assets of an ERISA Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that we, any underwriter or any of our or their affiliates will act as a fiduciary in connection with any Plan’s investment in the notes pursuant to this offering.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. As a result of the nature of our business, we and our current and future affiliates may be parties in interest or disqualified persons with respect to many Covered Plans. A party in interest or disqualified person who engages in a non-exempt prohibited transaction with a Covered Plan may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, the acquisition and/or holding of notes by a Covered Plan with respect to which the Company or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by inhouse asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code, respectively, for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person solely by reason of providing services to the Covered Plan or a relationship with such a service provider, provided that, among other things, neither the person transacting with the Covered Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more and receives no less than adequate consideration in connection with the transaction. Each of the above noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering an investment in notes in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to all potential prohibited transactions that may arise by a Covered Plan’s investment in the notes, or that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes (including interests therein) should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Investor Representations

By acceptance of the notes or any interest in a note, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes or any interest therein by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing and holding the notes (including any interest in a note) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes (including any interest in a note) does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

Neither this discussion nor anything provided in this offering memorandum nor the sale of notes (including any interest in a note) to a Plan is in any respect a representation or recommendation by the Company, the underwriters or any of their affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan. The decision to invest in the notes must be made solely by each prospective Plan on an arm’s length transaction basis.

UNDERWRITING

BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal amount of notes
BofA Securities, Inc.	$92,000,000
J.P. Morgan Securities LLC	76,000,000
Morgan Stanley & Co. LLC	76,000,000
Wells Fargo Securities, LLC	76,000,000
BMO Capital Markets Corp.	16,000,000
Citigroup Global Markets Inc.	16,000,000
U.S. Bancorp Investments, Inc.	16,000,000
JMP Securities LLC	8,000,000
Piper Sandler & Co.	8,000,000
Raymond James & Associates, Inc.	8,000,000
UBS Securities LLC	8,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.2 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement

We expect that delivery of the notes will be made to investors on or about September 29, 2020, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, for a period beginning from the date of this prospectus supplement and continuing to and including settlement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our securities that are substantially similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and/or certain of their affiliates serve as lenders, syndication agents, joint bookrunners and joint lead arrangers and/or the administrative agent under our revolving credit agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Restrictions

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate. This selling restriction is in addition to any other selling restrictions set out in this section.

United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to persons who (a) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (b) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (c) are outside the U.K., or (d) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The notes may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes by Canadian purchasers must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a Canadian purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the Canadian purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Each of the representatives (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the

Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

i.

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters relating to the issuance of the notes will be passed upon for us by C. Thomas Evans, Jr., General Counsel of Kemper, and by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Mr. Evans owns less than one percent of our common stock. Certain legal matters relating to the issuance of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus supplement by reference from Kemper’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Kemper’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. For further information with respect to us and the notes, we refer you to the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. Statements contained in this prospectus supplement or the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus supplement or the accompanying prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at kemper.com. The content of our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus supplement. The following documents (File No. 001-18298, except as indicated otherwise) are incorporated by reference into this prospectus supplement and the accompanying prospectus (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in the accompanying prospectus):

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020; and

•

our Current Reports on Form 8-K filed with the SEC on January 15, 2020, February  11, 2020, February  24, 2020, May  11, 2020, June  8, 2020 and August 19, 2020 (as amended by the Current Report on Form 8-K/A filed with the SEC on August 20, 2020).

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in the accompanying prospectus) shall be deemed to be incorporated by reference into this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Kemper Corporation

200 E. Randolph Street

Suite 3300

Chicago, Illinois 60601

Attention: Investor Relations

Tel: 312.661.4930

PROSPECTUS

KEMPER CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

Purchase Units

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	common stock;

•	preferred stock;

•	depositary shares

•	debt securities;

•	warrants;

•	subscription rights;

•	purchase contracts; and

•	purchase units.

We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus at the time of offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement as well as the documents incorporated by reference in such documents carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KMPR.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 12 of this prospectus.

Investing in our securities involves risks, including those described under “Risk Factors” beginning on page 1 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in our periodic reports, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time that we sell securities, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered and the manner in which they will be offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” on page 12 of this prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our,” the “Company,” or “Kemper” refer to Kemper Corporation. In “Cautionary Note Regarding Forward-Looking Statements,” such terms refer to Kemper Corporation and its subsidiaries.

You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate on any date other than the date on the front cover of such documents or that any information we have incorporated by reference is accurate on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

KEMPER CORPORATION

Kemper is a diversified insurance holding company, with subsidiaries that provide automobile, homeowners, life, health, and other insurance products to individuals and businesses. The Kemper family of companies is one of the nation’s leading specialized insurers and is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. At December 31, 2019, Kemper had nearly $13.0 billion in assets, served over 6.4 million policies, was represented by more than 30,000 agents and brokers, and had approximately 8,900 associates dedicated to meeting the ever-changing needs of its customers.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors described in the section entitled “Risk Factors” in any prospectus supplement and in (i) our most recent Annual Report on Form 10-K and (ii) any Quarterly Reports on Form 10-Q filed subsequently to such Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus and any prospectus supplement in its entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find More Information” on page 12 of this prospectus. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment. Furthermore, additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also affect our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. The reader can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and other terms of similar meaning. Forward-looking statements, in particular, include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, we caution readers not to place undue reliance on such statements, which speak only as of, and which we base on current expectations and the current economic environment as of, the date on which such statements are made. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance and actual results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining our actual future results and financial condition.

The reader should consider the factors discussed under Item 1A., Risk Factors, in our most recent Annual Report on Form 10-K, as updated by Item 1A., Risk Factors, in Part II – Other Information of any subsequent Quarterly Reports on Form 10-Q. Such factors, among others, could cause our actual results and financial condition to differ materially from estimated results and financial condition.

We cannot provide any assurances that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable or that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. We assume no obligation to correct or update any forward-looking statements publicly for any changes in events or circumstances or in our expectations or results.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases, investments in our subsidiaries and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. At the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement, will describe the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, par value $.10 per share. No preferred stock is outstanding as of the date of this prospectus. As of December 31, 2019, there were 66,665,888 shares of our common stock outstanding, and 3,254,822 shares reserved for issuance pursuant to our 2011 Omnibus Equity Plan. The following is a summary description of the material terms and provisions relating to our capital stock, certificate of incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), but is qualified by reference to our Certificate of Incorporation and Bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our shareholders. The holders of our common stock have one vote for each share held on all matters voted upon by our shareholders, including the election of directors to our Board of Directors (“Board of Directors”). Other than the election of directors, if an action is to be taken by vote of our shareholders at a meeting of shareholders at which a quorum is present, it will be decided by a majority of the votes cast with respect to such matter, unless a different vote is required under our Certificate of Incorporation or the General Corporation Law of the State of Delaware (“DGCL”). In an election of directors at a meeting of shareholders at which a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, in the event the number of nominees for director is greater than the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

Dividends. Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors, from legally available funds.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “KMPR.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 20,000,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (i) the voting powers, full, special, or limited, or no voting powers, of each such series; (ii) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (iii) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (iv) any right of the Company to redeem the shares of such series of preferred stock, and the price, time, and conditions of such redemption, including the provisions for any sinking fund; and (v) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Certain Statutory, Certificate of Incorporation and Bylaw Provisions Affecting Shareholders

Various provisions of our Certificate of Incorporation and Bylaws, the DGCL and state insurance laws could have the effect of delaying, deferring or discouraging another party from acquiring control of Kemper. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage, or could have the effect of encouraging, persons seeking to acquire control of Kemper to first negotiate with our Board of Directors.

The portions of the summary set forth below describing certain provisions of our Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the provisions of our Certificate of Incorporation and Bylaws, copies of which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Certificate of Incorporation and Bylaw Provisions

Special Meetings of Shareholders. Our Certificate of Incorporation and Bylaws do not grant the shareholders the right to call a special meeting of shareholders. Under our Certificate of Incorporation and Bylaws, special meetings of shareholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors then in office.

No Shareholder Action by Written Consent. Our Certificate of Incorporation also provides that shareholders may not take any action by written consent.

Advance Notice Requirements. Our Bylaws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Kemper prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to the Secretary at the principal executive offices of Kemper not less than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must contain specified information concerning the person to be nominated or the business to be brought before the meeting and concerning the shareholder submitting the proposal. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of such nominations or proposals at a meeting if the proper notice procedures are not followed.

Blank Check Preferred Stock. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

•

restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Business Combinations. Article Seven of our Certificate of Incorporation places certain restrictions on the following transactions with a direct or indirect beneficial owner (including certain former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Kemper’s outstanding voting stock (an “Interested Shareholder”):

•

any merger or consolidation of Kemper or any subsidiary with any Interested Shareholder or any other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; or

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of any assets of Kemper or any subsidiary having an aggregate fair market value of $10,000,000 or more; or

•

the issuance or transfer by Kemper or any subsidiary (in one transaction or a series of transactions) of any securities of Kemper or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or

•	the adoption of any plan or proposal for the liquidation or dissolution of Kemper proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or

•

any reclassification of securities (including any reverse stock split or recapitalization of Kemper) or any merger or consolidation of Kemper with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kemper or any subsidiary beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

We may only enter into one of the transactions described above if:

•

the transaction has been approved by a majority of our “continuing directors,” being (A) members of our original Board of Directors, (B) persons unaffiliated with an Interested Shareholder who were members of the Board of Directors prior to such person or entity becoming an Interested Shareholder, or (C) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Board of Directors; or

•

the transaction has been approved by the affirmative vote of 75% of the voting power of our outstanding voting stock, voting together as a single class, and (A) the consideration to be received by the holders of each class or series of our capital stock is (i) not less than the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months, and (ii) is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder, and (B) certain other conditions have been met.

Exclusive Forum Provision. Our Bylaws provide that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any of our directors, officers or other employees or agents, (iii) any action asserting a claim against us or any of our directors or officers or other employees or agents arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us or any of our directors or officers or other employees or agents governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Business Combination Statute

We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination,” in reference to Kemper, includes, among other things, a merger or consolidation of Kemper or one of its subsidiaries and an interested stockholder or the sale by Kemper or any of its subsidiaries to an interested stockholder of assets having an aggregate market value equal to 10% or more of either the aggregate market value of Kemper’s consolidated assets or the aggregate market value of Kemper’s outstanding stock. In general, in relation to Kemper, an “interested stockholder” is any person that is the owner of 15% or more of Kemper’s outstanding voting stock and the affiliates and associates of such person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and as a result could discourage attempts to acquire Kemper, which could depress the market price of our common stock.

Change in Control Requirements Under Insurance Laws

State insurance laws impose requirements that must be met prior to a change of control of an insurance company or insurance holding company based on the insurer’s state of domicile and, in some cases, additional states in which it is deemed commercially domiciled due to the substantial amount of business it conducts therein. These requirements may include the advance filing of specific information with the state insurance regulators, a public hearing on the matter, and the review and approval of the change of control by such regulators. Kemper has insurance subsidiaries domiciled or deemed commercially domiciled in Alabama, California, Florida, Georgia, Illinois, Indiana, Louisiana, Missouri, New York, Ohio, Oregon, Texas and Wisconsin. In these states, except Alabama, “control” generally is presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of an insurance company. Control is presumed to exist in Alabama with a 5% or more ownership interest in such securities. Any purchase of Kemper’s shares that would result in the purchaser owning Kemper’s voting securities in the foregoing percentages for the states indicated would be presumed to result in the acquisition of control of Kemper’s insurance subsidiaries in those states. Therefore, acquisitions subject to the 10% threshold generally would require the prior approval of insurance regulators in each state in which the Company’s insurance subsidiaries are domiciled or deemed commercially domiciled, including those in Alabama, while acquisitions subject to the 5% threshold generally would require the prior approval of only Alabama regulators. Similarly, several of the states in which the Company’s insurance subsidiaries are domiciled have enacted legislation that requires either the divesting and/or acquiring company to notify regulators of, and in some cases to receive regulatory approval for, a change in control.

Many state statutes also require pre-acquisition notification to state insurance regulators of a change of control of an insurance company licensed in the state if specific market concentration thresholds would be triggered by the acquisition. Such statutes authorize the issuance of a cease and desist order with respect to the insurance company if certain conditions, such as undue market concentration, would result from the acquisition.

These regulatory requirements may deter, delay or prevent transactions affecting control of Kemper or its insurance subsidiaries, or the ownership of Kemper’s voting securities, including transactions that could be advantageous to Kemper’s shareholders.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares, each representing a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock in accordance with the terms of the offering described in the applicable prospectus supplement.

The terms of any depositary shares being offered will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series which may be senior or subordinated and which may be convertible into another security. This section describes certain general terms of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general terms may apply to the debt securities, will be described in the applicable prospectus supplement. The debt securities will be issued under the indenture to be entered into between us and U.S. Bank National Association, as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and the applicable supplemental indenture, if any, and those made a part of the indenture and any applicable supplemental indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and the applicable supplemental indenture, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will describe the terms of such debt securities. These terms may include the following:

•	the title and aggregate principal amount of such debt securities and any limit on the aggregate principal amount;

•	whether such debt securities will be senior, subordinated or junior subordinated;

•	any applicable subordination provisions;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether such debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	if other than the principal amount, the principal amount of such debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where such debt securities may be presented and where notices or demands upon us may be made;

•

whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to such debt securities;

•	any additions or changes in the defaults and events of default applicable to such debt securities;

•

the guarantors, if any, of such debt securities and the terms of the guarantors’ guarantees, if any, of such debt securities (including provisions relating to seniority, subordination and release of the guarantees);

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of such debt securities or we can select the payment currency;

•	our obligation or right to redeem, purchase or repay such debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of such debt securities;

•	whether such debt securities will be secured or unsecured and, if such debt securities are to be secured, the terms on which such debt securities will be so secured;

•	provisions granting special rights to holders of such debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of such debt securities or to provisions related to satisfaction and discharge of the indenture;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee and/or its affiliates may provide banking, trust and other services to us in the ordinary course of their respective businesses. U.S. Bank National Association serves as trustee with respect to outstanding debt securities of one of our subsidiaries and is a lender under our revolving credit agreement.

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our debt securities, common stock or preferred stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. This section describes certain general terms and provisions of the warrants. The applicable prospectus supplement will describe the terms of any warrant agreement and the warrants issuable thereunder and the extent, if any, to which these general terms and provisions may apply to such warrants.

Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with holders of the warrants. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and warrant and the applicable prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After a warrant expires, it will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The terms of any subscription rights being offered will be described in a prospectus supplement. Those terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as purchase units, each consisting of a purchase contract and our debt securities, shares of our preferred stock or debt obligations of third parties, including U.S. Treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase the securities under the purchase contract. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The terms of any purchase contracts or purchase units being offered will be described in a prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Kemper may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of securities, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Kemper’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Kemper’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed.

Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at kemper.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (i) we can disclose important information to you by referring you to such information in documents we have filed with the SEC and (ii) such information is considered part of this prospectus. The following documents (File No. 001-18298, except as indicated otherwise) are incorporated by reference into this prospectus (other than, in each case, documents or information deemed furnished and not filed in accordance with the SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in any accompanying prospectus supplement):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders of the Company held on May 1, 2019, filed with the SEC on March  20, 2019, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Current Report on Form 8-K filed with the SEC on February 11, 2020; and

•	the description of our common stock set forth in Exhibit 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 14, 2020.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 on Form 8-K, and no such information shall be deemed specifically incorporated by reference herein or in any accompanying prospectus supplement) shall be deemed to be incorporated by reference into this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Kemper Corporation

200 E. Randolph Street

Suite 3300

Chicago, Illinois 60601

Attention: Investor Relations

Tel: 312.661.4930

$400,000,000

Kemper Corporation

2.400% Senior Notes due 2030

Prospectus Supplement

Joint Bookrunners

BofA Securities	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

Co-Managers

BMO Capital Markets	Citigroup	US Bancorp

JMP Securities	Piper Sandler	Raymond James	UBS Investment Bank

September 22, 2020